Exhibit 23.1

Tel: 617-422-0700 Fax: 617-422-0909 www.bdo.com	One International Place Boston, MA 02110

Consent of Independent Registered Public Accounting Firm

NeuroBo Pharmaceuticals, Inc.

Boston, MA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2022, relating to the consolidated financial statements of NeuroBo Pharmaceuticals, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO, USA LLP

Boston, Massachusetts

October 24, 2022